EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 5, 2013 (except for Note 17, as to which the date is March 12, 2013), relating to the financial statements and financial statement schedule of Pinnacle Foods Inc., and the effectiveness of Pinnacle Foods Inc.’s internal control over financial reporting, appearing in Registration Statement No. 333-185565 on Form S-1 of Pinnacle Foods Inc.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

April 4, 2013